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                                                                   Exhibit 10(a)


                              MANAGEMENT AGREEMENT


         THIS MANAGEMENT AGREEMENT (this "Agreement"), is entered into as of the 18th day of December, 1989, by and between M. Cathleen Schanzer, M.D. ("Ophthalmologist"), whose address is 544 Fairchild Cove, Memphis, Tennessee 38119, and Omega health Systems of Memphis, Inc., a Tennessee corporation, with offices at 1932 Exeter road, Germantown, Tennessee, 38138 ("Omega").

                              W I T N E S S E T H:

         WHEREAS, Ophthalmologist is engaged in rendering ophthalmological medical care and performing related surgical procedures under the name of Southern Eye Associates at the following location (herein referred to as the "Center"): 5101 Wheelis Drive, Suite 304, Memphis, Tennessee 38117; and

         WHEREAS, in order to enable the ophthalmologist and the Center to benefit from the experience and expertise of Omega in connection with similar operations, Ophthalmologist desires to employ Omega to operate the Center and Omega is willing to be engaged in such capacity.

         NOW THEREFORE, in consideration of the premises, and the mutual covenants and promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby contract and agree as follows:

         SECTION 1. SERVICES.

         1.1 Ophthalmologist hereby engages Omega for the purpose of rendering management, administration, purchasing services, support, financial assistance and all other management, support and administrative services needed for the operation of the Center on the basis hereinafter set forth; Omega hereby accepts such engagement.

         1.2 Omega shall provide management services for the Center in a manner consistent with good business practices in the community served by the Center and within the health care industry and consistent with and subject to the responsibilities of the Ophthalmologist.

         1.3 In the performance of its duties under the terms of this Agreement, Omega will render, at its sole cost and expenses unless otherwise provided herein, all services, direction, advice, supervision and assistance as shall be deemed reasonably necessary to operate the Center including, but not by way of limitation, the following:
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                  (a) Providing all normal and customary facilities, supplies and equipment necessary to enable Ophthalmologist to conduct an ophthalmological practice.

                  (b) Maintaining the accreditation of the Center with the proper agencies and insurance companies.

                  (c) Hiring, training, supervising, directing and discharging all non-ophthalmic personnel and office staff, including an optometrist who will serve as the "Center Director". It is agreed that the Center Director will be responsible for the day-to-day operations of the Center, including supervision of office personnel, patient scheduling business office administration, performance of diagnosis and treatment of patients as allowed under Ophthalmologist's license, coordination of all continuing education programs and responsibility for communications required to keep third parties informed of patient data and Center activities.

                  (d) Providing and maintaining in force, during the term of this Agreement, a liability policy in an amount of not less than $1,000,000 insuring the Center and its operations for such coverage as agreed upon by the parties but specifically excluding the coverage to be provided pursuant to Section 3.09 below.

                  (e) Administering all billings and collections for all services rendered at the Center.

                  (f) Preparing all reports, supporting data and other material and information required in connection with reimbursement under Medicare, Medicaid, Blue Cross and other third-party payment contracts and programs, including any national health insurance, if enacted, involved.

                  (g) Preparing one or more monthly reports setting forth, in such detail as Ophthalmologist shall reasonably request, the following information: profit and loss statements, bank reconciliations, patient billings, cash receipts, expenses, other expenditures, and such other matters related to the operation of the Center as reasonably requested by Ophthalmologist. Such reports shall be made in writing for each calendar month during the term of this Agreement and shall be submitted to Ophthalmologist by the 15th of the following month.

                  (h) Causing to be prepared, on an annual basis, and delivered to Ophthalmologist, in a timely manner, financial statements of the Center audited by a firm of independent certified public accountants.




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                  (i) Establishing staffing schedules, wage structures and
         personnel policies for employees of the Center, including a provision of ten 910) days for recognition of national holidays and personal leave and also including a health insurance program with such coverage, deductible, etc. as shall be reasonably acceptable to Ophthalmologist. It is agreed that Ophthalmologist and her family will be covered by such health insurance at no charge to them.

                  (j) Providing such other services as the parties shall agree to in writing at any time or times during the term of this Agreement.

         SECTION 2. MANAGEMENT SERVICE FEES.

         2.1 As compensation for services rendered under the terms of this Agreement, Omega shall be entitled to receive a fee based upon the annual cash receipts of the Center as set forth on Exhibit "A" attached hereto. Notwithstanding the foregoing, it is agreed that (i) the management fee of Omega will be paid from annual cash receipts of the Center in excess of $200,400.00 per annum, (ii) Ophthalmologist is entitled to retain as her own personal compensation the first $16,700.00 of cash received by the Center each month,
(iii) if the Center does not have cash receipts of at least $16,700.00 in any one month, Omega is obligated to pay to Ophthalmologist, within five (5) days from the last day of the month involved, the difference between $16,700.00 and the amount of cash receipts during such month, and (iv) to the extent that Omega pays anything to Ophthalmologist, due to any shortfalls in cash receipts of the Center, Omega is thereafter entitled to recoup such amount from 100% of the first cash receipts in excess of the minimum amount payable ($16,700.00) each month to Ophthalmologist.

         2.2 In connection with calculating the monthly management fee payable to Omega, the calculation of such fee shall begin at the highest percentage provided in Section 2.1 of this Agreement. That rate shall be adjusted to the next lower percentage as of the end of the calendar month in which the cumulative cash receipts of the Center for the year exceed $1,250,000, $1,750,000 or $2,250,000, as the case may be.

         SECTION 3. RESPONSIBILITIES

         3.1 The parties acknowledge and agree that the rights, powers, duties and responsibilities of the Ophthalmologist and Omega may be limited by applicable federal, state and local laws and regulations affecting the operation of the Center and the services provided at the Center. Ophthalmologist and Omega agree to comply fully with all applicable laws and regulations in the performance of their respective responsibilities.

         3.2 Ophthalmologist is ultimately responsible for the quality of care rendered in her practice and, therefore, retains ultimate authority concerning medical and professional matters that




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arise within and in relation to the practice. Omega and Ophthalmologist shall perform their obligations under this Agreement in a manner consistent with the Ophthalmologist's responsibility for quality of care.

         3.3 If one or more additional ophthalmologists are required to serve the needs of the patients of the Center, and if Ophthalmologist and Omega mutually agree upon the terms and conditions of employment of such person(s)_, Ophthalmologist shall be responsible for each additional ophthalmologist.

         3.4 Ophthalmologist shall work closely with the Center Director to provide the best patient care possible.

         3.5 Ophthalmologist shall assist the Center to secure any licenses that are needed to operate the Center.

         3.6 Ophthalmologist shall acquire and maintain, at all times during the term of this Agreement, professional liability insurance coverage to cover all patient care provided by Ophthalmologist pursuant to the terms of this Agreement. Such insurance coverage shall (a) be paid for as normal and customary expense of the Center, (b) have limits of $1,000,000 per person or $1,000,000 per occurrence, and (c) be provided through insurers acceptable to Ophthalmologist; evidence of Ophthalmologist's coverage shall be supplied to the Omega at any time upon request.

         3.7 Ophthalmologist shall review and consult with Omega as to the location of additional facilities, selection of equipment and other key activities relating to the establishment of the Center.

         3.8 Ophthalmologist agrees that she will be available on a full time basis, exclusive of continuing education, a minimum of 49 weeks per year. Provided, however, such time commitment may be modified from time-to-time if (i) Omega consents thereto, or (ii) such modification does not adversely impact the Center and its operating results, or (iii) such modification is due to factors beyond the control of Ophthalmologist such as illness of Ophthalmologist, destruction or condemnation of the Center, force majeure, etc.

         3.9 During the term of this Agreement, Omega agrees to reimburse Ophthalmologist for the cost of a $250,000 term life insurance policy on the life of Ophthalmologist. The premium for such policy shall be a normal and customary expense of the Center and Omega.

         3.10 During the term of this Agreement, Omega agrees to reimburse Ophthalmologist for the cost of a disability insurance policy providing for disability benefits up to $4,000 per year. The premium for this disability policy will be a normal and customary expense of the Center and Omega.




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         3.11 During the term of this Agreement, Omega agrees to reimburse
Ophthalmologist up to $2,500 per annum for the cost of professional dues, subscriptions, memberships in professional societies and for actual travel expenses and tuition to continuing education programs which shall not take Ophthalmologist away from Center more than one week per year.

         3.12 At the time of execution of this Agreement, Omega shall pay to Ophthalmologist the sum of $15,000 as a bonus for entering into this Agreement and will advance to Ophthalmologist the amount of $10,000 which shall be repayable solely from the annual cash receipts of the Center in excess of the minimum amount payable to the Ophthalmologist each year ($200,400).

         3.13 Ophthalmologist shall guarantee a total amount of $50,000 of the Center's building lease and secure leases for ophthalmic equipment, with such leases and the related guarantee(s) to be on terms and conditions reasonably acceptable to both parties. Otherwise, Omega shall be responsible for any and all liability with respect to all such leases.

         SECTION 4. GENERAL COVENANTS.

         4.1 Ophthalmologist and Omega recognize that this Agreement does not constitute a joint venture, a partnership or any relationship other than a management contract between independent contractors.

         4.2 Subject to the provisions of the Agreement, all the costs and expenses of providing, maintaining, repairing and operating the center shall be solely borne by Omega.

         SECTION 5. TERM.

         The term of the Agreement shall commence January 1, 1990 and shall continue for a period of three (3) years through December 31, 1992 and shall automatically renew thereafter for one (1) year terms, unless previously terminated pursuant to Section 6 of this Agreement.

         SECTION 6. DEFAULTS OR TERMINATION.

         6.1 In the event that any of the events of default or other occurrences set forth below do happen, the non-defaulting party may immediately terminate this Agreement by written notice to the defaulting party. Such events or occurrences are as follows:

                  (a) The failure of either party to pay the other any undisputed amount due pursuant to the Agreement for a period of fifteen
         (15) days after such undisputed amount is payable. Declaration of default and termination shall not excuse the defaulting party of any obligation for payments due hereunder to the date of termination.




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                  (b) The failure of either party to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement and the continuance of any such default for a period of thirty 930) days after written notice of default.

                  (c) Any act or omission, by either party, which jeopardizes the quality of patient care and the continuance of such act or omission for a period of thirty (30) days after written notice of such act or omission.

                  (d) Conviction of a criminal act or determination or verdict of a court of competent jurisdiction or gross negligence on the part of Ophthalmologist such that the conviction, determination or verdict results in Ophthalmologist losing her license to practice medicine in the State of Tennessee or Ophthalmologist losing her surgical privileges at all approved surgical facilities in the Memphis, Tennessee area.

         6.2 This Agreement may be terminated by Ophthalmologist without cause upon giving Omega 180 days' notice in writing. If this Agreement is terminated by Ophthalmologist without cause, then Omega shall be obligated to pay Ophthalmologist full salary for her full time services during same period. In addition, Omega will be required to continue all applicable insurance during notification period and to pay any and all accrued, but yet unpaid benefits set forth in this Agreement.

         6.3 This Agreement may be terminated upon thirty (30) days notice by either party in writing upon destruction or condemnation of all or a significant portion of the Center.

         6.4 This Agreement may be immediately terminated by Ophthalmologist by written notice to Omega if, during the term of this Agreement, (a) there shall be filed by or against or on behalf of Omega in any court, either of the Untied States or of any state, a petition of bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or a portion of the property of Omega, or if Omega makes an assignment for the benefit of creditors or similar type of arrangement, or (b) Omega ceases to be the General Partner of Omega Eye Group of Memphis, a limited partnership, or if the ownership of Omega changes.

         6.5 This Agreement may be terminated by Omega if, during the term of this Agreement, Ophthalmologist is unable to obtain malpractice insurance required pursuant to the terms of this Agreement.

         6.6 If this Agreement is terminated for any reason whatsoever, Omega agrees that it is not the owner of and shall not be entitled to remove any medical records of patients treated at the Center and that said patient records will remain the property of Ophthalmologist. However, Omega shall have the right to copy any and all patient records at its expense.




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         6.7 If Ophthalmologist elects to terminate this Agreement for any of the reasons specified in Sections 6.01(a), 6.01(b), 6.01(c), 6.03 or 6.04, Ophthalmologist shall have the option to purchase from Omega all of the assets and property rights of and related to the Center (the "Center Assets"), subject to the following:

                  (a) Ophthalmologist must give Omega written notice of her election to purchase the Center Assets rights on or before the effective date that this Agreement shall terminate pursuant to such election by Ophthalmologist.

                  (b) Ophthalmologist must agree to pay to Omega an amount equal the net book value of the Center Assets as of the date that Ophthalmologist advises Omega of her election to purchase the Center Assets. The net book value of the Center Assets shall basically mean the book value of all of the Center Assets less the actual liabilities related thereto; in the event of any dispute as to the net book value of the Center Assets, generally accepted accounting principles consistently applied shall be followed in resolving such dispute.

         (c) Once the net book value of the Center Assets has been determined, Ophthalmologist must pay such amount to Omega by (i) assuming the leases and other obligations of the Center, and (ii) issuing to Omega a promissory note for the balance owed with such promissory note to be payable e at the end of two (2) years from the date the Center Assets are assigned to Ophthalmologist and to bear interest at the rate of twelve percent (12%) per annum.

         SECTION 7. PATIENT REFERRAL/UTILIZATION.

         7.1 There shall be no referral policy established between Omega or Ophthalmologist and any optometrist or other health care practitioner, and no compensation or other remuneration, direct or indirect, shall be paid or received by Omega or Ophthalmologist, or any employee of Omega or Ophthalmologist, to induce a referral of any patient to the Ophthalmologist for treatment or medical services.

         7.2 Omega and Ophthalmologist shall attempt, to the best of their abilities, to make certain that all services ordered form and all referrals, if any, made to the Center shall be medically necessary.

         7.3 Ophthalmologist shall participate in and cooperate with utilization review procedures prepared by Omega and approved by the Ophthalmologist.

         SECTION 8. FURNITURE, FIXTURES AND EQUIPMENT.

         Subject to the terms of this Agreement, all furniture, fixtures, equipment and property, provided by Omega to the Center shall be and remain the property of Omega.




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         SECTION 9.  ASSIGNMENT.

         Neither party shall have the right to assign any of its rights, obligations or performance of professional services hereunder to any third parties without the prior written consent of the party except that (a) Omega shall have the right to assign its rights and obligations under this Agreement to the Omega Eye Group of Memphis, a limited partnership, and (b) Ophthalmologist shall have the right to assign her rights and obligations under this Agreement to a professional corporation she may establish in the future.

         SECTION 10. NOTICES.

         All notices or other communications given pursuant to this Agreement shall be deemed validly given and received upon hand delivery or by certified mail, return receipt request, addressed as follows or as such addresses may have been changed with written notice of such change delivered or mailed as herein provided to the other party:

         To Omega:                  Omega Health Systems of Memphis, Inc.
                                    Attention: Mr. Robert Qualls
                                    1932 Exeter
                                    Germantown, TN 38138

         To Ophthalmologist:        M. Cathleen Schanzer, M.D.
                                    Southern Eye Associates
                                    5101 Wheelis Drive, Suite 304
                                    Memphis, TN 38117

         SECTION 11. AMENDMENTS.

         11.1 No waiver, alteration, amendment or modification of provisions contained in this Agreement shall be binding unless made in writing and signed by both parties.

         11.2 Omega and Ophthalmologist acknowledge that the structure, terms and requirements of management agreements for medical professionals are currently being established by the Office of Inspector General (OIG) and that once a final regulations are published by the OIG, changes in this Agreement may be required to bring it into conformance with these new regulations. Both




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parties agree to negotiate in good faith to implement any necessary changes with the goal of not altering the basic rights or financial advantages accruing to either party.

         SECTION 12. ARBITRATION.

         Any controversy or claim arising out of or relating to this Agreement, or its breach, shall be settled by arbitration in accordance with the commercial Arbitration Rules of the American Arbitration Association (the "Arbitration Rules"), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. Within thirty 930) days after submission of Demand for Arbitration under the Arbitration Rules, Omega and Ophthalmologist shall each appoint an arbitrator qualified to act relative to the dispute. The arbitrators so chosen shall appoint a third arbitrator with thirty (30) days thereafter. Should any party fail to select an arbitrator within the specified time limit or should the two selected arbitrators fail to select a third arbitrator within the specified time limit, the American Arbitration Association may proceed to select the panel in accordance with the Arbitration Rules.

         In the event either party resorts to legal action against the other party to enforce the terms and provisions of the Agreement, the prevailing party of such action will be entitled to recover the costs of such action, including, without limitation, the reasonable legal fees and related costs so incurred.

         SECTION 13. CHOICE OF LAW

         The parties agree that the laws of the State of Tennessee shall apply to any controversy arising out of or relating to this Agreement or its breach.







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SECTION 14. ENTIRE AGREEMENT

         The parties intend that this Agreement constitutes the final and complete agreement between them and supersedes all previous and collateral agreements of understandings relating thereto. This Agreement shall be binding upon and inure to the benefit of each of the parties and their respective heirs, representatives, successors and assigns.

SECTION 15. SEVERABILITY.

         It is agreed that if any clause or provision of this Agreement is held by any court to be illegal or void, the validity of the remaining portions of this Agreement shall not be affected, and the rights and obligations of the parties shall be enforced as if the Agreement did not contain such illegal or void clauses.

         IN WITNESS WHEREOF, the parties have executed duplicate originals of this Agreement, this ______day of _______________, 199__.

                                             OMEGA:

                                             OMEGA HEALTH SYSTEMS OF
                                             MEMPHIS, INC.
WITNESS:

                                             By:
--------------------------------                --------------------------------
                                                     Robert Qualls, President

                                             OPHTHALMOLOGIST:
WITNESS:

--------------------------------             -----------------------------------
                                             M. Cathleen Schanzer, M.D.




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